EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
SPSS Inc.:


     We consent to incorporation by reference in the registration statement on Form S-8 of SPSS Inc. of our report dated February 19, 1997, relating to the consolidated balance sheets of SPSS Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-K of SPSS Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.


                                                       /s/ KPMG PEAT MARWICK LLP





Chicago, Illinois
April 23, 1997